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Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

    THIS AMENDMENT NO. 2 (this "Amendment"), dated as of December 20, 2001, among The Immune Response Corporation, a Delaware corporation (the "Company"), Harris Trust and Savings Bank ("Harris") and Computershare Trust Company, Inc. ("Computershare"), to the Rights Agreement dated as of February 26, 1992, as amended by Amendment No. 1 dated as of April 17, 1997, between the Company and Harris (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), as Rights Agent (the "Rights Agreement").

    A.  The Company and Harris have heretofore entered into the Rights Agreement pursuant to which the Harris was appointed to serve as the Rights Agent under the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

    B.  The Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of June 1, 2001, and as of such date, Harris will be relieved of its duties as Rights Agent under the Rights Agreement.

    C.  In connection with the termination of Harris as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Harris and Computershare desire to amend the Rights Agreement in certain respects.

    D.  On October 22, 2001 the Board of Directors of the Company resolved that it was in the best interests of the Company to enter into that certain Note Purchase Agreement with Kevin Kimberlin Partners, L.P

    E.  The Company is obligated and the Company desires to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Note Purchase Agreement, neither Kevin Kimberlin nor any of his Affiliates is or will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

    1.  Termination of Rights Agent. Harris is hereby terminated as Rights Agent under the Rights Agreement, effective as of June 1, 2001.

    2.  Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of June 1, 2001, and Computershare hereby accepts such appointment.

    3.  Amendment of Rights Agreement. Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

      (a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

    "Computershare Trust Company, Inc.
    12039 West Alameda Parkway
    Lakewood, CO 80228
    Attention: Corporate Actions Departement"

      (b) All references in the Rights Agreement to "Harris Trust and Savings Bank" or to "First Interstate Bank, Ltd." as Rights Agent shall for all purposes be deemed to refer to "Computershare Trust Company, Inc."

      (c) Section 22 of the Rights Agreement is hereby amended by deleting the sentence that begins with "Any successor Rights Agent.. .." and ends with ".. . an affiliate of a corporation described in clause (a) of this sentence." and submitting in lieu thereof the following sentence:

    "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence."

    4.  The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its sub-section (ii) to read as follows:

     "(ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or (E) Kevin B. Kimberlin, an individual, or any Affiliate of Kevin Kimberlin, as a result of the execution of the Unit Purchase Agreement, dated as of April 15, 1997, between Kevin B. Kimberlin and the Company (the "Unit Purchase Agreement"), or as a result of the execution of the Note Purchase Agreement, dated as of November 9, 2001, between Kevin Kimberlin Partners, L.P., and the Company (the "Note Purchase Agreement"), or as a result of the consummation of any of the transactions contemplated by the Unit Purchase Agreement or the Note Purchase Agreement; and"

    5.  The last clause of the first sentence of Section 3(a) of the Rights Agreement, as amended by Amendment No. 1 is hereby amended to read as follows:

    "; provided, however, that in no event shall a Distribution Date be deemed to occur as a result of the execution of the Unit Purchase Agreement or the Note Purchase Agreement or as a result of the consummation of any of the transactions contemplated by the Unit Purchase Agreement or the Note Purchase Agreement."

    6.  No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the execution of the Note Purchase Agreement or as a result of the consummation of any of the transactions contemplated by the Note Purchase Agreement.

    7.  All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

    8.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

    9.  This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	THE IMMUNE RESPONSE CORPORATION
By:	By:
Title:	Title:
Attest:	COMPUTERSHARE TRUST COMPANY, INC.
By:	By:
Title:	Title:
Attest:	HARRIS TRUST AND SAVINGS BANK, AS RIGHTS AGENT
By:	By:
Title:	Title:

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AMENDMENT NO. 2 TO RIGHTS AGREEMENT